CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, regarding the registration of up to 7,310,000 shares of common stock, of our report dated May 24, 2005 included in SendTec, Inc.'s Form 424B3 prospectus, SEC file number 333-132586 as filed on July 14, 2006, and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2004 or performed any audit procedures subsequent to the date of our report.

McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,
October 4, 2006.